2005 BOARD COMPENSATION

	Cash	Restricted Stock[1]	Options	Meeting Fees[2]
Directors’ Fees:
Existing non-employee Directors	$25,000	$25,000	—	$10,500
New non-employee Directors	$25,000	$25,000	50,000[3]	$10,500
Employee Directors	$25,000	—	—	$10,500

Committee Fees:
Chair	$5,000, payable quarterly in advance
Meeting Attendance Fees	$750 per meeting[4]

Chairman’s Fees:	$15,000, payable monthly in advance

[1]	Actual Number of shares to be based on TVIN closing price as of 5/27/05 issue date. All such shares are restricted as to sale or other transfer for a one-year period following the date of issuance; provided that, such restriction will lapse immediately in the event of the death or disability of the Director.
[2]	Assumptions: $1,500 paid per meeting attended in person; 7 regular meetings to take place from 2005 Annual Meeting until the 2006 Annual Meeting (i.e., approximately one meeting every 6-8 weeks).
[3]	Represents a 5-year NQO issued at market as of 5/27/05 grant date; option vests and first becomes exercisable as to all of the underlying shares on the earlier of: (a) the first anniversary of the issue date (5/27/06), or (ii) the 2006 TVI Annual Stockholders’ Meeting; provided that, the Director remains a member of the Company’s Board of Directors at all times prior to such date other than due to death or disability. Such option shall be subject to accelerated vesting upon any “change in control” as defined by the Company’s Board of Directors, so long as the Director remains a member of the Company’s Board of Directors on the date of said change in control).
[4]	For each Committee meeting attended in person held on a day other than a regularly scheduled Board meeting.